Exhibit 99

FOR IMMEDIATE RELEASE

General Mills Announces Changes

to Senior Leadership Team

Also, Sean Walker, Group President, International, to Retire After More than 30 Years with Company

MINNEAPOLIS (Dec. 6, 2023) — General Mills, Inc. (NYSE: GIS) today announced several changes to its senior leadership team to further advance the company’s enterprise strategy, Accelerate.

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Jon Nudi is appointed to a new role as Group President, Pet and International, where he will be accountable for the two largest growth areas for the company. Since 2016, Nudi served as Group President, North America Retail (NAR). Under Nudi’s leadership, NAR significantly accelerated its growth in organic net sales and segment operating profit, while driving consistent market share gains across its priority businesses. Ricardo Fernandez, newly promoted to Segment President, International, will report to Nudi, with Fernandez also joining the company’s senior leadership team. Fernandez has served as President, U.S. Morning Foods operating unit, since 2021 where he expanded the company’s leadership in its important U.S. cereal category. Earlier in his career, Fernandez held leadership roles for General Mills businesses in Europe and Latin America.

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Dana McNabb is promoted to Group President, North America Retail, General Mills’ largest and most profitable segment. Since 2021, McNabb served as Chief Strategy and Growth Officer, where she was responsible for the company’s enterprise growth capabilities. Earlier, McNabb served as Group President, Europe & Australia segment, as well as President of the U.S. Cereal operating unit, notably achieving U.S. cereal category leadership for the first time in 15 years and accelerating growth in net sales and operating profit.

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Bethany Quam is appointed President, U.S. Morning Foods, and will join the NAR leadership team, reporting to McNabb. Since 2019, Quam served as Group President, Pet, and led the segment to double-digit compound annual top and bottom-line growth.

•	Kofi Bruce, Chief Financial Officer, will oversee the Strategy and Growth organization on an interim basis while the company conducts an external search for a new Chief Strategy and Growth Officer.

All senior leadership changes are effective Jan. 1, 2024.

“We are making these strategic changes to best position General Mills for today’s dynamic landscape,” said Jeff Harmening, Chairman and CEO, General Mills. “These moves enable us to best match our deep bench of senior talent to fast-growing and important consumer areas and occasions. I am confident this will help us advance our next chapter in our Accelerate enterprise strategy.”

In addition, the company also announced that Sean Walker, who currently serves as Group President, International, will retire after more than three decades of service, effective Feb. 28, 2024.

“I also want to recognize the impact Sean Walker has had across our business and culture,” Harmening continued. “Sean identified big bets for our International business and has been instrumental in our most recent launch of Blue Buffalo in China. For more than three decades, Sean has been a positive driving force at the company, and we wish him nothing but the best as he starts a new and exciting chapter in life.”

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About General Mills

General Mills makes food the world loves. The company is guided by its Accelerate strategy to drive shareholder value by boldly building its brands, relentlessly innovating, unleashing its scale and standing for good. Its portfolio of beloved brands includes household names such as Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Yoplait, Totino’s, Annie’s, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2023 net sales of U.S. $20.1 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1.0 billion.

Contacts

(Investors) Jeff Siemon : +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364